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                                                                  Exhibit 99.1


FOR IMMEDIATE RELEASE
Thursday, March 15, 2001

                    ADAPTIVE BROADBAND ANNOUNCES PLANNED
                  RESTATEMENT OF JUNE 2000 QUARTER RESULTS

SUNNYVALE, CALIFORNIA--ADAPTIVE BROADBAND CORPORATION (Nasdaq National Market:
ADAP) announced today that it expects to restate its revenue and cost of revenue
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for the quarter ended June 30, 2000. The company currently expects that its revenue and cost of revenue for the quarter will be reduced by $4.0 million relating to a sales transaction recorded during the quarter that the company now believes should not have been recognized. After this restatement, revenue for the quarter would be $13.1 million. The company does not expect the restatement to affect its gross margin or net loss from continuing operations. As previously announced, as of December 31, 2000, the company significantly increased its allowance for doubtful accounts to reflect the condition of certain customers involved in several sales transactions, including the one that requires the restatement.

The company also said that its new management team is working with the company's Board of Directors, auditors and outside counsel to determine whether any other similar transactions exist in the same or other accounting periods, and if so, what actions, if any, may need to be taken with respect to them. The company hopes to be in a position to make this determination by March 30, 2001. Based on this review, the company will take whatever steps may be necessary so that its financial reporting practices for all past and future periods conform in all respects to applicable accounting standards.

About Adaptive Broadband

Adaptive Broadband (www.adaptivebroadband.com) is a data networking solutions
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company that is developing leading-edge technology for the deployment of broadband wireless communication over the Internet. Its AB-Access fixed wireless broadband platform bridges the last mile, currently replacing the local loop for corporate and small business subscribers and migrating to the residential market. Combining a leading packet-on-demand technology and time division duplexing, it offers data transmission at rates up to 25 Mbps-providing the capability for voice, real-time video conferencing, transmission of full streaming video, web surfing, and transmission of data files-all simultaneously and over one connection.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release includes forward-looking statements within the meaning of the Securities Exchange Act of 1934, including the description of the expected restatement of financial results. All forward-looking statements are based on current information, and Adaptive Broadband
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undertakes no obligation to update such statements. Forward-looking statements involve risks and uncertainties, and actual events or results may differ materially from those suggested by a forward-looking statement. Factors that could cause actual events or results to differ materially include, but are not limited to, fluctuations in quarterly results, delays in receipt of orders or in the shipment of or payment for products, delays in the recovery of data communications and Internet markets and delays in product cost reductions.
These and other risks are set forth in Adaptive Broadband's filings with the Securities and Exchange Commission, such as its most recent reports on Form 10-Q and Form 10-K.



For Further Information Contact:
--------------------------------
Stephanie M. Day                           Investor Information Line:
Vice President-Investor Relations and      (Toll-free) 1-888-225-6789
Corporate Communications                   http://www.adaptivebroadband.com
(408) 743-3429                             --------------------------------
(408) 743-3482 Fax
sday@adaptivebroadband.com
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